December 13, 2017

Mr. Brock Hill

Senior Vice President

State Street Bank and Trust Company

801 Pennsylvania

Kansas City, MO 64105

Re:	ALLIANZGI PERFORMANCEFEE MANAGED FUTURES STRATEGY FUND (THE “PORTFOLIO”)

ALLIANZGI PERFORMANCEFEE MANAGED FUTURES STRATEGY OFFSHORE FUND LTD. (THE “SUBSIDIARY FUND”)

Ladies and Gentlemen:

Please be advised that the Portfolio is a newly established series fund of Allianz Funds Multi-Strategy Trust (the “Trust”).

Please be further advised that the Portfolio has established the Subsidiary Fund, which is an exempted company and was incorporated in the Cayman Islands on October 13, 2017, as a wholly-owned subsidiary of the Portfolio.

In accordance with Section 16.9 of the Custodian and Investment Accounting Agreement dated as of March 28, 2008 between Allianz Funds Multi-Strategy Trust and State Street Bank and Trust Company (the “Agreement”), the undersigned hereby requests that your bank act as custodian for the Portfolio and the Subsidiary Fund under the terms of the Agreement. You agree that the Portfolio and the Subsidiary Fund shall be treated as Portfolios under the Agreement and that the fact that the Subsidiary Fund is not a registered investment company does not represent a breach of any representation or other provision of the Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the undersigned and retaining one for your records.

Sincerely,

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:	/s/ Lawrence Altadonna
Name:	Lawrence Altadonna
Title:	Treasurer and Chief Financial Officer

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

ALLIANZGI PERFORMANCEFEE MANAGED FUTURES STRATEGY OFFSHORE FUND LTD.

By:	/s/ Joseph Quirk
Name:	Joseph Quirk
Title:	Director